UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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SENSIENT TECHNOLOGIES CORPORATION
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SENSIENT SENDS THIRD LETTER TO SHAREHOLDERS

Encourages Shareholders to Support Sensient’s Clear Plan to Deliver Value

Recommends Voting the WHITE Proxy Card for the Election of
Sensient’s Highly Qualified Nominees

MILWAUKEE – April 2, 2014 – Sensient Technologies Corporation (NYSE: SXT) today sent a letter urging shareholders to support the Company’s highly qualified nominees by voting on the WHITE proxy card.  Additional information pertaining to Sensient’s upcoming Annual Meeting is available at: www.sensient.com.

Included below is the full text of the letter to Sensient shareholders:

SUPPORT SENSIENT’S CONTINUED SUCCESSFUL DELIVERY OF SHAREHOLDER VALUE;
PLEASE VOTE THE WHITE PROXY CARD TODAY

Important: If you hold your shares in multiple accounts (e.g. brokerage, registered or Company plan), you will receive multiple WHITE proxy cards. You will also receive a new WHITE proxy card with each Company mailing.  To ensure that you have voted all of your shares, please vote all WHITE proxy cards you receive by following the voting instructions on each WHITE proxy card.

April 2, 2014

Dear Fellow Sensient Shareholder:

You have an important decision to make at Sensient’s Annual Meeting scheduled for April 24, 2014.  To protect the value of your investment in Sensient and support the continued execution of your Board and management’s thoughtful and proven strategy, it is critical that you vote for Sensient’s nominees on the WHITE PROXY CARD.

Do not be fooled by FrontFour’s misguided, simplistic and short-sighted “plan” to improve Sensient.  Its proposed one-size-fits-all “plan” – premised on drastically cutting costs and taking on a burdensome level of debt to buy back more stock – demonstrates a fundamental lack of understanding of Sensient’s business.

Support Sensient and its Clear Plan to Deliver Long-Term Value	Reject FrontFour’s Nominees and Short-Sighted Agenda

✓ Sensient’s highly qualified directors support the best interests of all shareholders

✓ Sensient’s position is strong and its transformation plans are focused on driving even greater profitability and value

✓ Sensient’s balanced approach to capital allocation includes investing in best-of-class talent and assets to drive future growth and returning capital to shareholders

✓ Sensient’s plan is working and the evidence is clear
o     Record revenues and earnings over the last four years
o   High-performing 43% total shareholder return in past year and 153% and 292% over last 7 and 10 years, respectively

✓ Sensient’s independent directors all have a wealth of experience to help guide the Company’s continued success

WE BELIEVE:

✗ FrontFour’s hand-picked nominees lack relevant experience

✗ FrontFour’s analysis and critique of Sensient’s efforts are simplistic and reveal a lack of understanding of our business and customers

✗ FrontFour’s vague calls for substantial cost cutting as the sole means of driving profitability while dramatically increasing borrowing to repurchase shares is short-sighted and reckless

✗ FrontFour has demonstrated a pattern of presenting misleading information to hide or distort the facts in support of its self-interested agenda

✗ FrontFour’s nominees have lackluster backgrounds marred by bankruptcies, value destruction and high-profile lawsuits – not the type of people we think suited to represent your interests

VOTE THE WHITE PROXY CARD TODAY	PLEASE DISREGARD AND RECYCLE ANY GREEN CARDS

OUR PLAN IS PRODUCING RESULTS AND POSITIONING SENSIENT FOR LONG-TERM SUCCESS

Since February 2013, our Board and management have actively collaborated in implementing a deliberate plan in our Flavors & Fragrances Group to generate higher margins and increase shareholder value by continuing to improve our mix of high-value-added products and enhancing our operating efficiency.  We have made important investments in areas such as our state-of-the-art Flavors headquarters facility.  Starting in 2013, we began eliminating underperforming operations and consolidating manufacturing facilities in support of this effort.  In 2014, we are continuing those efforts.

Our comprehensive strategy is designed to ensure we are properly focused on delivering differentiated products and innovative solutions to all of our customers worldwide.  Success requires us to continue to leverage our technology and industry expertise as we expand our ability to provide full flavor systems to our customers.  It cannot be achieved by simply pursuing the substantial, yet unspecified, cost cutting that FrontFour has proposed.

Our position in Flavors & Fragrances today is solid, with EBIT margins of 13.9% in 2013 exceeding the comparable margins of Givaudan and Kerry.

Source: Company filings and information; peers’ margins represent reported margins for the applicable business segment.

And, as we implement our strategy, we are holding ourselves accountable for delivering results.  Building on the success we achieved in our Color Group, we are committed to driving operating margins in our Flavors & Fragrances Group into the high teens over the medium term.

Our objective is clear – sustained, long-term success.  We are taking responsible steps to ensure that the Company continues to deliver that success.  Importantly, our strategy is already yielding results:

➢	7.5% annual EPS growth since 2008
➢	13.8% annual growth in cash flow from operations since 2008
➢	500 basis point increase in operating margins in our Color Group since 2009
➢	Record revenue and earnings in each of the past four years

Above all, our stock price has recently achieved an all-time high and, contrary to FrontFour’s misleading assertions, we have delivered competitive shareholder returns over both short-term and long-term horizons.  We also outperformed peers during the 2008-2009 economic downturn.  Most importantly, Sensient is positioned to continue to deliver shareholder value based on the actions we have already taken, the investments we have in place and the ongoing implementation of our strategy.

	10-year returns	7-year returns	5-year returns	3-year returns	1-year return
Sensient	292%	153%	161%	65%	43%
IFF	239%	132%	239%	65%	25%
Givaudan	184%	52%	167%	65%	21%
Symrise	NA	128%	383%	89%	20%
Russell 2000	101%	44%	168%	40%	21%
S&P Midcap Specialty Chemical Index	222%	121%	354%	79%	26%
Source: FactSet and Bloomberg as of March 28, 2014; returns adjusted for dividends.

OUR BOARD IS FOCUSED ON CREATING LONG-TERM VALUE

Through our operational improvements, our Board and management are working together to drive shareholder value and enhance our ability to return capital to shareholders.  Building on our 50-year track record of uninterrupted dividend payments, we recently announced a 9% increase in our quarterly cash dividend.  In addition, we outlined plans to repurchase up to two million shares – approximately 4% of our outstanding shares.  Over the next 12 months, we expect to return approximately $160 million in capital to shareholders on top of the $230 million we have returned over the past five years.

Our plan – which combines investment to drive revenue and margin growth with the return of capital to shareholders – is the product of our Board’s carefully considered, prudent capital-allocation strategy.  Conversely, FrontFour’s “plan” appears to call for two simplistic steps:  debilitating cost cuts to improve margins in the short term and imprudent borrowing so as to buy back more shares.  We believe FrontFour’s plan is short-sighted and reckless and that pursuing it would severely limit our financial flexibility.  Simply put, we believe FrontFour’s proposal would forsake long-term value creation for short-term gains.

We also believe other investors share our view regarding the benefits of balanced capital allocation.  And we agree with Laurence Fink, Chairman and CEO of BlackRock, one of the largest investment managers in the world.  Mr. Fink wrote a recent letter to the leaders of S&P 500 companies, saying, “We certainly believe that returning cash to shareholders should be part of a balanced capital strategy; however, when done for the wrong reasons and at the expense of capital investment, it can jeopardize a company’s ability to generate sustainable long-term returns.”i

DON’T BE FOOLED BY FRONTFOUR’S FALSE AND MISLEADING CAMPAIGN

In our view, FrontFour has established a pattern of selectively presenting data and providing misleading and inaccurate information to support its agenda.  Its analysis of Sensient’s shareholder returns overlooks our longer-term and shorter-term outperformance.  In addition, its analysis of our ROIC results fails to properly adjust for restructuring charges in 2013.  This creates the inaccurate perception that our ROIC declined year-on-year when in fact our ROIC improved over the period 2009-2013.

Further, in FrontFour’s description of our directors, it has ignored or deliberately misrepresented important facts.  For example, FrontFour claims that our incoming Lead Director, Dr. Elaine Wedral, has no technical food-sciences or operational background.  In fact, she holds over 38 patents in food science, chemistry and foodservice systems and ran Nestle Company’s North American R&D operations for over 10 years.  Dr. Wedral also earned a Ph.D. in Food Biochemistry, an M.S. in Food Microbiology and a B.S. in Biochemistry.  FrontFour has also claimed that Hank Brown has no financial experience despite the fact that he earned a CPA license, an LL.M. in Tax and a B.S. in Accounting.  Mr. Brown also served as the President of two public universities, increasing financial support for both institutions during his tenure.

It is truly alarming to us that FrontFour could make such outrageous and inaccurate claims.  We believe this represents sloppy work or, worse, a calculated attempt to deceive other Sensient shareholders in an effort to promote FrontFour’s own agenda.

FRONTFOUR’S NOMINEES ARE THE WRONG PEOPLE FOR OUR BOARD

We believe replacing members of Sensient’s Board with even one of FrontFour’s hand-picked nominees would be detrimental to Sensient and its shareholders.  After reviewing the backgrounds and qualifications of FrontFour’s nominees – Stephen E. Loukas, James E. Hyman, William E. Redmond, Jr., and James R. Henderson – we have found what we believe to be glaring professional deficiencies and feel that the proposal of this slate reflects a lack of sound judgment at FrontFour.

Not only do the FrontFour nominees lack experience that is relevant to Sensient, but collectively, they have led companies into bankruptcy, overseen the significant destruction of shareholder value, been involved in a high-profile lawsuit over beverage-industry trade secrets and worked closely with the former aggressive hedge fund, Pirate Capital.  In our view, a quick look demonstrates that these candidates are not fit to serve as directors of Sensient.

Mr. Loukas
•    No experience in the food, beverage or flavors industries or in the chemicals sector generally
•    No named-executive-level operational experience in any industry
•    Active former analyst at the now-defunct Pirate Capital, an aggressive activist hedge fund described as having a “grab-it-while you-can ethos”ii
•    In his only role as a public-company director, oversaw 63% decline in value at Xinergy Ltd. (2012-2013)
•    James River Coal Co. suffered a 75% loss in value following his threat of a Pirate Capital proxy contest in 2006
•    FrontFour principal

Mr. Hyman
•    No experience in the food, beverage or flavors industries or in the chemicals sector generally
•    Publicly accused on two separate occasions of pursuing the interests of his activist sponsors at the expense of other shareholders
-          While CEO in 2006, Mr. Hyman championed the sale (in conjunction with a Pirate Capital-dominated board of directors) of the Cornell Companies for a mere 2% premium (the attempted sale was rejected by shareholders), and
-          While a director in 2013, Mr. Hyman supported the sale of Mac-Gray Corporation, which an investor fund claimed unfairly protected Mac-Gray’s directors' and Moab Capital Partners’ interests at the expense of other shareholders (the case remains pending in Massachusetts court).iii
•    Linked with the current FrontFour principals through the now-defunct Pirate Capital

Mr. Redmond
•    In a well-known and significant case, a federal judge issued an injunction against Mr. Redmond to prevent him from divulging PepsiCo's beverage-industry trade secrets and confidential information
-          The court broached new legal ground when issuing the injunction, concluding that Redmond's lies in and out of court demonstrated a material risk that he would misappropriate PepsiCo’s intellectual property
-          While Redmond was not fined, the Federal trial judge took pains to describe Mr. Redmond’s “false statements to three [PepsiCo] executives” iv and “false testimony” to the court[v] and the Seventh Circuit affirmed the injunction on appealvi
•    Accused in 2002 by New York’s Empire State Development Corporation of using “fraud and misrepresentation” to obtain $1.5mm in public economic-development aidvii
•    Chairman/CEO or director at three companies that filed for bankruptcy protection during his tenure
•    Linked with the current FrontFour principals through the now-defunct Pirate Capital

Mr. Henderson
•    No experience in the food, beverage or flavors industries or in the chemicals sector generally
•    Chairman of Point Blank Solutions, Inc. for almost two years before the company’s bankruptcy filing (and CEO of the company for roughly one year before that filing)
-          Accused in two separate pending legal proceedings of inappropriately deregistering Point Blank’s shares, allegedly to force a going-private sale of all of the company’s stock to the activist fund in which Mr. Henderson was then an operating partner
•    Oversaw a 66% decline in value while a director and eventual Chairman at DGT Holdings Corp. (2003-2011)
•    Oversaw a 72% decline in value while President of Gateway Industries, Inc. (2001-2008)
•    Has served as an activist-nominated GenCorp Inc. director alongside current FrontFour principal David A. Lorber for the past six years

In sum, we believe FrontFour’s nominees lack beneficial industry experience, failed to create shareholder value in numerous instances and have previously assisted their activist sponsors in ways that give us pause.  In our view, these are not the types of people that are suitable for your Board.

OUR BOARD IS THE RIGHT BOARD

We believe Sensient has strong, independent and experienced directors who are highly qualified to continue leading the Company in executing its strategic plans and whose interests are aligned with those of Sensient’s shareholders.

➢	Deep Industry, Operational and Financial Expertise: Collectively, the Board brings relevant expertise and experience in many important areas, including direct specialty-chemical and food-technology industry experience in high-level positions at major companies, public-company operational and financial management experience, and expertise in investing, raising and allocating capital.

➢	Commitment to Best-in-Class Corporate Governance: Over time, Sensient’s Board has implemented a series of shareholder-friendly measures focused on providing oversight and balance in the boardroom as well as proper incentives for the Company’s executives. Recent changes include the pending appointment of a Lead Director and aligning compensation even more closely with performance.

FrontFour has targeted four of our highly qualified directors – all of whom have deep knowledge of Sensient’s businesses and provide valuable guidance to the Company based on their many professional achievements.  The diverse perspectives provided by these directors are invaluable to the Board and are in no way matched by FrontFour’s nominees.

➢	James A.D. Croft brings a wealth of leadership experience and international perspective to our Board based on his 40 years of creating, building and managing multinational businesses. Mr. Croft served as a senior partner in the London-based real estate consulting firm of Richard Ellis, where he was a leading figure in the firm’s merger with CB Commercial to form what is now CB Richard Ellis. He is also the co-founder of SRAB Shipping AB and provided leadership through its IPO.

➢	William V. Hickey provides our Board with considerable management experience as well as financial, auditing and risk-management expertise. He is the former CEO of Sealed Air Corporation, a global manufacturer of protective food- and specialty-packaging materials and systems, where he grew the company’s sales from $78 million to $7.5 billion.

➢	Kenneth P. Manning has over 33 years of dedicated specialty-chemical and food-technology experience, including leading Sensient’s business as its former CEO. During his tenure, Mr. Manning transformed Sensient from a commodities food business into a global leader in value-added specialty products. He is currently non-executive Chairman of the Board of the Company. During the 25 years that Mr. Manning has been a Sensient director, the Company delivered total shareholder return of over 800%, versus a nearly 575% return for the S&P 500 and an approximately 700% return for the Russell 2000.

➢	Essie Whitelaw brings extensive experience in regulatory-compliance and human-resources matters. She served as President and Chief Operating Officer at Blue Cross Blue Shield of Wisconsin and as Senior Vice President of Operations at Wisconsin Physician Services.

With its unique set of experience, skills and credentials, we firmly believe this is the right Board to continue to guide Sensient in executing on its proven strategy that is generating sustainable value for all shareholders.

VOTE FOR THE NOMINEES WHO WILL SERVE YOUR INTERESTS

YOUR VOTE IS IMPORTANT – VOTE THE WHITE PROXY CARD TODAY!

Our current Board is committed to serving the interests of our shareholders.  We believe that we have a strong Company, a well-tested strategy and the right leaders to continue driving shareholder value for the long term.

We urge you to vote your WHITE proxy card FOR the Company’s directors today.

Sincerely,

The Board of Directors of Sensient Technologies Corporation

Your Vote Is Important, No Matter How Many Shares You Own.
If you have questions about how to vote your shares on the WHITE proxy card, or need additional assistance, please contact the firm assisting us in the proxy solicitation:

D.F. King & Co., Inc.
Shareholders Call Toll-Free: 1-888-886-4425
Banks and Brokers Call Collect: 1-212-269-5550
Email: sxt@dfking.com

IMPORTANT
WE URGE YOU NOT TO SIGN ANY GREEN PROXY CARD SENT TO YOU BY FRONTFOUR.

FORWARD-LOOKING STATEMENTS

This document contains statements that may constitute “forward-looking statements” within the meaning of Federal securities laws. Such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors concerning the Company’s operations and business environment. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect the Company’s future financial performance include the following:  the pace and nature of new product introductions by the Company and the Company’s customers; the Company's ability to successfully implement its strategy to create sustainable, long-term shareholder value; the Company’s ability to successfully implement its growth strategies; the outcome of the Company’s various productivity-improvement and cost-reduction efforts; changes in costs or availability of raw materials, including energy; industry and economic factors related to the Company’s domestic and international business; growth in markets for products in which the Company competes; industry and customer acceptance of price increases; actions by competitors, including increased intensity of competition; the loss of any customers in certain product lines in which our sales are made to a relatively small number of customers; product liability claims or product recalls; the costs of compliance, or failure to comply, with laws and regulations applicable to our industries and markets; changing consumer preferences and changing technologies; and failure to complete and integrate future acquisitions or dispositions. The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition and results of operations. This document contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied herein will not be realized. Additional information regarding these risks can be found in our Annual Report on Form 10-K for the year ended December 31, 2013.

ADDITIONAL INFORMATION

In connection with its 2014 Annual Meeting of Shareholders, Sensient has filed a proxy statement and other documents regarding the 2014 Annual Meeting of Shareholders with the Securities and Exchange Commission (“SEC”) and has mailed the definitive proxy statement and a proxy card to each shareholder of record entitled to vote at the 2014 Annual Meeting of Shareholders. SHAREHOLDERS ARE ENCOURAGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Investors and security holders may obtain the documents free of charge at the SEC’s website, www.sec.gov, from Sensient at its website, www.sensient.com, or by writing to Sensient Technologies Corporation, 777 East Wisconsin Avenue, Milwaukee, WI 53202, Attention: Investor Relations.

ABOUT SENSIENT TECHNOLOGIES

Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances. Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, and other specialty and fine chemicals. The Company's customers include major international manufacturers representing most of the world's best-known brands. Sensient is headquartered in Milwaukee, Wisconsin.

www.sensient.com

CONTACT:
Dick Hobbs
(414) 347-3706

i.	Laurence Fink, Chairman and CEO, BlackRock in March 21, 2014 letter to the leaders of S&P 500 companies
ii.	Bloomberg News, February 2, 2007
iii.	Complaint, Star Partners Fund v. Bullock, No. MICV2013-05067 (Mass. Super. Ct. Nov. 21, 2013)
iv.	PepsiCo, Inc. v. Redmond, No. 94-C-6838, 1995 U.S. Dist. LEXIS 19437, at *15 (N.D. Ill. Jan. 26, 1995)
v.	Id., at *16
vi.	PepsiCo, Inc. v. Redmond, 54 F.3d 1262 (7th Cir. 1995)
vii.	Garden Way Defrauded State, Suit Claims, Daily Gazette (June 4, 2002)